Exhibit 5

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

1200 G STREET, N.W.
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200	WASHINGTON, D.C. 20005
(212) 574-1200	FACSIMILE: (212) 480-8421	TELEPHONE: (202) 737-8833
	WWW.SEWKIS.COM	FACSIMILE: (202) 737-5184

October 18, 2005

Eagle Bulk Shipping Inc.
29 Broadway
New York, NY 10006

Re: Eagle Bulk Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Eagle Bulk Shipping Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (File No. 333-128930) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 11, 2005, as thereafter amended or supplemented, with respect to the public offering (the “Offering”) of up to 6,900,000 shares of common stock of the Company, par value $.01 per share, of which 6,000,000 shares are being offered by the Company (the “Company Common Stock”) and up to 900,000 shares are being offered by the selling shareholder named in the prospectus included in the Registration Statement (the “Prospectus”) pursuant to an option granted to the underwriters to cover over-alottments (the “Selling Shareholder Common Stock”; the Company Common Stock and the Selling Shareholders Common Stock, together, the “Offered Common Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the

Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.             The Offered Common Stock has been duly authorized.

2.             The Selling Shareholder Common Stock has been validly issued, and is fully paid and non-assessable.

3.             When the Company Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Company Common Stock will be validly issued, fully paid and non-assessable.

4.             The relative rights, interests and powers of the Offered Common Stock are as set forth in the Articles of Incorporation and Bylaws of the Company, and all of such rights, interests and powers are valid under the laws of the Republic of the Marshall Islands.

This opinion is limited to the laws of the Republic of the Marshall Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SEWARD & KISSEL LLP